                                                                   EXHIBIT 15.01

April 29, 2005

Hartford Life Insurance Company
200 Hopmeadow Street
Simsbury, Connecticut

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Hartford Life Insurance Company and subsidiaries (the "Company") for the periods ended March 31, 2005 and 2004, as indicated in our report dated April 29, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, is incorporated by reference in Registration Statement Nos. 333-112244 and 333-123441 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Hartford, Connecticut


                                       37